CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Union Bankshares, Ltd.

We consent to incorporation by reference in the registration statement on Form S-8 relating to the Company's Employees' Equity Incentive Plan and Option Bonus Plan for Union Bankshares, Ltd., of our report dated January 23, 1996 (except for Note 15 as to which the date is March 4,
1996) relating to the consolidated balance sheets of Union Bankshares, Ltd., and subsidiary as of December 31, 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the year they ended, which report appears in the December 31, 1995 annual report on Form 10-KSB of Union Bankshares, Ltd.


                              McGladrey & Pullen, LLP
                              McGLADREY & PULLEN, LLP


Denver, Colorado
July 25, 1996